Exhibit 8.2

February 13, 2019

Immunic AG

Am Klopferspitz 19

82152 Planegg-Martinsried

Germany

Vital Therapies, Inc.

15222-B Avenue of Science

San Diego, California 92128

Re:	Vital Therapies, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Immunic AG, a company formed in Germany (“Immunic”), with respect to the proposed exchange of Immunic shares for common stock of Vital Therapies, Inc. (“Vital Therapies,” and such proposed exchange the “Transaction”). The Transaction will be effected pursuant to the exchange agreement, which is attached as Annex A (the “Exchange Agreement”) to the proxy statement included in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on February 4, 2019 (the “Registration Statement”). You have requested our opinion concerning the statements of legal conclusions in the Registration Statement under the caption “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” (such caption sometimes referred to as the “Tax Discussion”).

In rendering this opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing, of statements, facts, information, representations, covenants, and agreements contained in originals or copies certified or otherwise identified to our satisfaction of the Exchange Agreement, the Registration Statement, and such other documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the officer’s certificate from an officer of Immunic, dated as of February 13, 2019 (the “Immunic Representation Letter”) and the officer’s certificate from an officer of Vital Therapies, dated as of February 13, 2019 (the “Vital Therapies Representation Letter” and, together with the Immunic Representation Letter, the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, facts, information, representations, covenants, and agreements are, and will continue to be, accurate and complete without regard to any qualification of knowledge. Our opinion assumes and is expressly conditioned upon, among other things, the initial and continuing accuracy and completeness of the statements, facts, information, representations, covenants, and agreements set forth in the documents referred to above and the statements, representations, covenants, and agreements made by Immunic and Vital Therapies, including those set forth in the Representation Letters.

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents and all documents submitted to us as certified or photostatic copies, (v) the authenticity of the originals of such documents, (vi) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (vii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, and (viii) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence in connection with any document. We also have assumed that the transactions related to the Transaction or contemplated by the Exchange Agreement will be consummated in accordance with the terms and conditions of the Exchange Agreement and as described in the Registration Statement, and that none of the terms or conditions therein have been waived or modified in any respect prior to the Effective Time. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering our opinion, we have considered applicable provisions of the Code, Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial authorities, administrative interpretations, and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, could affect our conclusions herein. There can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing, we hereby confirm that all statements of legal conclusions set forth under the caption “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” in the Registration Statement constitute the opinion of Dentons US LLP with respect to the matters contained therein as of the effective date of the Registration Statement, and are conditioned upon the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you, and is for your use solely in connection with the Transaction set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dentons US LLP